JAECKLE FLEISCHMANN & MUGEL, LLP
                                ATTORNEYS AT LAW
                 12 FOUNTAIN PLAZA BUFFALO, NEW YORK 14202-2292
                       TEL 716.856.0600 FAX 716.856.0432
                                                                     Exhibit 8.1
                                  June 12, 2006

EastGroup Properties, Inc.
One Jackson Place, Suite 300
188 East Capitol Street
Jackson, MS 39201-2195

          Re:  Certain Federal Income Tax Matters

Ladies and Gentlemen:

     We are legal counsel to EastGroup Properties, Inc., a Maryland corporation (the "Company"), and have represented the Company in connection with the preparation of its automatic shelf registration statement on Form S-3 (the "Registration Statement"), relating to the registration of common stock, preferred stock and warrants of the Company that may be issued by the Company. You have requested our opinion on certain federal income tax matters in connection with the issuance of such securities pursuant to the Registration
Statement, including the prospectus contained as a part thereof. For the purposes of this Opinion Letter, the term "Subsidiary" means any corporation, limited partnership or limited liability company for which the Company owns fifty percent (50%) or more of the outstanding equity interests.

     In rendering this opinion, we have reviewed (i) the Registration Statement;
(ii) the Company's Articles of Incorporation as filed with the Secretary of State of Maryland, and the Certificate of Incorporation or other organizational documents of each Subsidiary, as amended; (iii) the Company's Bylaws and the Bylaws of each Subsidiary, as amended; (iv) the partnership agreements for partnerships or joint ventures in which the Company or a Subsidiary is a partner; (v) the operating agreements for limited liability companies in which the Company or a Subsidiary is a member; and (vi) the Company's Federal Income Tax Returns for the years ended December 31, 1997 through December 31, 2004.

     We have reviewed with management of the Company the investments and operations of the Company and its Subsidiaries. We have also reviewed certain documents of the Company and its Subsidiaries relating to the ownership and operation of selected real estate properties and other investments, including management agreements and partnership agreements relating to such properties and forms of leases relating to the Company's or its Subsidiaries' interest in such properties, and we rely upon representations made to us by management of the Company that such documents are representative of those existing and in effect with respect to other properties of the Company and its Subsidiaries. Our discussions with management focused on, among other things, the number and holdings of stockholders of the Company; the actual and proposed distribution policy of the Company; various record keeping requirements; the composition of the assets of the Company; the magnitude of personal property included in its or its subsidiaries' real property leases; the income generated from subleases of its real property; the

EastGroup Properties, Inc.
June 12, 2006
Page 2

services rendered to the Company's tenants; and other matters which we deemed relevant and upon which we relied for purposes of rendering this opinion. Furthermore, where such factual representations involve terms defined in the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations thereunder (the "Regulations"), published rulings of the Internal Revenue Service (the "Service"), or other relevant authority, we have explained such terms to the Company's representatives and are satisfied that the Company's representatives understand such terms and are capable of making such factual representations.

     In rendering this opinion we have relied upon a certificate of an officer of the Company (the "Officer's Certificate"). Although we have not independently verified the truth, accuracy or completeness of the factual representations contained in the Officer's Certificate and the underlying assumptions upon which they are based, after reasonable inquiry and investigation, nothing has come to our attention that would cause us to question them.

     Based upon the foregoing, and the discussions in the Prospectus under the caption "Material United States Federal Income Tax Consequences" (which are incorporated herein by reference) we are of the opinion that: (1) for its taxable years ended December 31, 1997 through December 31, 2005, the Company has continuously been organized and has operated in conformity with the requirements for qualification as a "real estate investment trust" under the Code; (2) the Company's current and proposed organization and method of operation should permit it to continue to meet the requirements for taxation as a "real estate investment trust" under the Code for its 2006 taxable year and thereafter; and
(3) the federal income tax discussion described in the Registration Statement under the caption "Material United States Federal Income Tax Consequences" is correct in all material respects and fairly summarizes in all material respects the federal income tax laws referred to therein.

     We note, however, that the ability of the Company to qualify as a real estate investment trust for any year will depend upon future events, some of which are not within the Company's control, and it is not possible to predict whether the facts set forth in the Registration Statement, the Officer's Certificate and this letter will continue to be accurate in the future. In addition, our opinions are based on the Code and the regulations thereunder, and the status of the Company as a real estate investment trust for federal income tax purposes may be affected by changes in the Code and the regulations thereunder.

     We consent to being named as Counsel to the Company in the Registration Statement, to the references in the Registration Statement to our firm and to the inclusion of a copy of this opinion letter as an exhibit to the Registration Statement.

                                        Very truly yours,

                                        /s/ Jaeckle Fleischmann & Mugel, LLP